EXHIBIT 1.1


                             RODMAN & RENSHAW, INC.
                            1250 Broadway, 14th Floor
                               New York, NY 10001
                                  212-356-0500
                                Fax 212-760-1080

                                                                   May 19, 2003
Harvey J. Berger, M.D.
Chairman and C.E.O.
ARIAD Pharmaceuticals, Inc.
26 Lansdowne Street
Cambridge, MA 02139

Dear Dr. Berger:

           The purpose of this letter agreement (the "Agreement") is to authorize Rodman & Renshaw, Inc. ("Rodman") to contact one or more potential institutional investors (collectively, "Investors"), with a view towards exploring the degree of interest, if any, of such Investors in purchasing up to a maximum of Four Million (4,000,000) shares of newly-issued common stock, par value $.001 per share (the "Shares"), of ARIAD Pharmaceuticals, Inc. (the "Company") off of the following presently existing shelf registration statements filed by the Company with the Securities and Exchange Commission (the "Commission") on Form S-3: (i) Registration No. 333-63708 (as declared effective by the Commission on August 1, 2001), and (ii) Registration No. 333-76486 (as declared effective by the Commission on February 13, 2002) and a Registration Statement on Form S-3 related thereto to be filed with the Commission pursuant to Rule 462(b) of the Commission's Rules and Regulations and to be effective upon filing. If the Company chooses to issue any such securities, on terms mutually agreed upon by the Company and any such Investor(s), or if there is any issuance of equity securities (including options or warrants to purchase equity securities) by the Company (but specifically excluding all securities issued in an offering or transaction which includes a sale of a security with a return based in whole, or in part, on the performance of less than all of the Company's assets) within 12 months from the date of this Agreement to any Investors who purchased securities from the Company pursuant to this Agreement (any such issuances a "Financing"), then the Company shall pay to Rodman the fees and compensation set forth below.

           In consideration of the services rendered by Rodman under this Agreement, the Company agrees to pay Rodman a cash fee payable immediately upon the closing of any portion of any Financing equal to 5.5% of the aggregate capital raised at such closing; provided, however, that no cash fee shall be due from the Company to Rodman under the Letter Agreement between the Company and Rodman dated as of November 7, 2002, which is superseded and supplanted by this Agreement. The Company will also pay to Rodman up to an aggregate of $25,000 to reimburse Rodman for its out-of-pocket expenses related to the Financing.

           The Company may terminate Rodman's authorization to contact Investors at any time by written notice. However, Rodman shall remain entitled to receive the compensation described above in accordance with the terms of this Agreement with respect to any Investors who agree to purchase securities prior to its receipt of such notice.

           Assuming the sale of securities for gross proceeds of at least $5,000,000 in one or more substantially contemporaneous closings, the Company shall deliver to Rodman an opinion of counsel to the Company to the effect that the completed transactions have been duly authorized and completed in compliance with the Securities Act of 1933, in customary form for offerings of this type.

           Rodman represents, warrants and covenants to the Company that it is a member in good standing of the NASD and it has, and at all times while taking any actions constituting an offer or sale of securities in connection with this Agreement had, and at all times while taking any actions constituting an offer or sale of securities in connection with this Agreement will have, all governmental licenses (including both federal and state broker dealer licenses) required to act as placement agent for the securities. Rodman shall indemnify the Company against any


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liabilities arising out of Rodman's failure, in connection with this
Agreement, to comply with the rules of the NASD or the Securities Act of 1933, as amended, and the rules promulgated thereunder.

           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify Rodman against any liabilities arising under the Securities Act of 1933, as amended, attributable to any material information supplied or omitted to be supplied to any Investor by the Company pursuant to this Agreement, except to the extent that any such liabilities are found by a court of competent jurisdiction in a judgment which has become final to have resulted primarily from the indemnified person's bad faith or negligence.

           This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

           If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

                                Very truly yours,

                                          RODMAN & RENSHAW, INC.


Agreed to and accepted          By:       /s/ Edward Rubin
                                          --------------------------------------
as of the date first written above:       Edward Rubin
                                          Managing Director
ARIAD pharmaceuticals, INC.

By:/s/ Edward M. Fitzgerald
   ------------------------
      Edward M. Fitzgerald
      Senior Vice President and Chief Financial Officer


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